Exhibit 10.4

FIRST AMENDMENT TO

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS FIRST   AMENDMENT   TO   AMENDED   AND   RESTATED   RECEIVABLES

PURCHASE AGREEMENT (this “Amendment”), dated as of January 26, 2022 (the “Amendment Effective Date”), is entered into by and among Banco Santander S.A. (“Santander”), Kyndryl, Inc., a Delaware corporation (“Kyndryl”), and Kyndryl Holdings Inc., a Delaware corporation (“Parent”). This Amendment amends that certain Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2021 (the “Agreement”), among, inter alia, Kyndryl, Santander, and solely for purposes of Section 13.19 thereof, Parent.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A.	Defined Terms. All initially capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement, as amended hereby.
B.	Amendments to the Agreement. The Agreement is hereby amended as follows:
1.	In Section 2.2 of the Agreement (Purchase and Sale), subsections (b) and (c) are hereby deleted in their entirety and replaced with the following:

(b) Rejected Offers. If a Specification delivered by Seller to Purchaser pursuant to Section 2.2(a) does not comply with the requirements herein described or the Purchaser exercises its option to not purchase any Designated Receivables owing by an Obligor (Uncommitted), the Purchaser shall promptly (and in any event no later than 5:00 a.m. New York City time on the second Business Day after the applicable Cut Off Date) notify Seller in writing that it rejects such Specification (which may be in whole or in part) or rejects the purchase of the Designated Receivables of such Obligor (Uncommitted) (which also may be in whole or in part), as the case may be, and the Purchaser shall not purchase any such rejected Designated Receivables. Except as set forth in Section 2.2(c), there shall be no more than one Specification delivered by Seller to Purchaser in any calendar month; provided, that (i) for the avoidance of doubt, references herein to “Seller” refer separately to Kyndryl and each Affiliate of Kyndryl that becomes a “Seller” hereunder by executing a Participation Agreement, and each of Kyndryl and any such other “Seller” may deliver a separate Specification by the applicable Cut Off Date in any calendar month and (ii) if a Specification (or any Designated Receivables listed thereon) is rejected by Purchaser pursuant to this Section 2.2(b), Seller may provide another Specification for the same proposed Approved Purchase Date (correcting any deficiencies in any rejected Specification or substituting Designated Receivables from any rejected Obligor (Uncommitted)), as long as such Specification is received by Purchaser no later than 5:00 p.m. New York City time on the second Business Day after the applicable Cut Off Date and such Specification (together with any portion of the Specification delivered for the same Approved Purchase Date that was not rejected, as if constituting one Specification) meets the requirements described in Section 2.2(a); provided, further, that if Designated Receivables from any Obligor (Uncommitted) are replaced in a resubmitted Specification with Designated Receivables of the same or any other Obligor (Uncommitted) or all or any portion of such resubmitted Specification is noncompliant with the requirements described in Section 2.2(a), then Purchaser may reject the Designated Receivables of such Obligor (Uncommitted) that are in such resubmitted Specification or the noncompliant portion of such resubmitted Specification, as the case may be. Notwithstanding anything to the contrary in this Agreement, if the Purchaser rejects a noncompliant Specification or the purchase of Designated Receivables of an Obligor (Uncommitted) requested under a Specification, as the case may be, and such rejection does not apply to all Designated Receivables on such Specification, then such Specification shall continue to be valid for the compliant portion of such Specification or the Designated Receivables that were not so rejected by the Purchaser, as applicable.

(c) Additional Quarterly Purchases. On any Business Day after the Cut Off Date and prior to the Approved Purchase Date for the final month in any fiscal quarter of Seller, Seller may deliver one additional Specification to Purchaser (an “End of Period Specification”) that lists solely Designated Receivables that are Eligible Receivables owing by an Obligor (Committed). Subject to the conditions precedent set forth herein and other terms and conditions of this Agreement, as long as any such End of Period Specification (when taken together with any other Specification for the same calendar month) complies with the terms set forth in Section 2.2(a) with respect to the applicable Obligor Limits and Facility Limit and the other terms and conditions herein set forth, the Purchaser will purchase the Designated Receivables set forth on such End of Period Specification, but solely in accordance with the process set forth in Section 2.2(e). Seller has provided its fiscal calendar to Purchaser as of the Closing Date and shall provide to Purchaser notice of any changes thereto promptly after any such changes are made.

2.In Section 2.4 of the Agreement (Settlement; Certain Collection Matters; Obligor Notices), clause (i) of subsection (a) is hereby deleted in its entirety and replaced with the following:

(i) On each Reconciliation Advance Report Date, Purchaser shall deliver to Kyndryl a report (a “Reconciliation Advance Report”) setting forth the Purchased Receivables outstanding on such date (as determined by Purchaser based on the most recent Reconciliation Report received by Purchaser prior to such date). On each Reconciliation Date, Kyndryl shall deliver to Purchaser a Reconciliation Report with respect to all Purchased Receivables that shall, among other things, set forth (A) the total amount of Purchased Collections (in each applicable currency) received by or on behalf of Kyndryl, any other Seller, or any Affiliate, agent or representative of any of them, that were not included in any prior Reconciliation Report and that were so received on or prior to the third Business Day preceding such Reconciliation Date and (B) solely if requested in advance by Purchaser, the amount of any interest or fees due by an Obligor as a result of a late payment by such Obligor that were reduced or waived by Seller without the prior written consent of Purchaser pursuant to the proviso to Section 8.2(a) on or prior to the Business Day immediately preceding such Reconciliation Date and that were not included in any Reconciliation Report provided in the previous thirty (30) days.

3.In Section 8.2 of the Agreement (Seller Negative Covenants), subsection (a) is hereby amended by adding the following at the conclusion thereof:

provided, that Seller may waive or reduce the amount of any interest or fees due by an Obligor solely as a result of a late payment by such Obligor without the prior written consent of Purchaser up to an amount recommended by Kyndryl that has been specifically approved in writing (including by email) by Purchaser (the “pre-approved amount”), taking into consideration Kyndryl’s recommendation, in Purchaser’s sole and absolute discretion (a “pre- approval”), which pre-approval may be with respect to a particular Obligor or all Obligors generally (as specified in such pre-approval), and which pre-approval shall remain effective until Purchaser (in its sole and absolute discretion) notifies Seller in writing (including by email) of (A) a rescission of such pre-approval or (B) any change in such pre-approved amount with respect to any Obligor or all Obligors (which new pre-approved amount shall then be in effect until further notice by Purchaser);

4.In Section 9 of the Agreement (Repurchase Events), Section 9.1 is hereby amended by adding the following at the conclusion thereof (following the final paragraph of such section):

Upon request of Kyndryl (but not more than once in any calendar year), Purchaser and Kyndryl will cooperate in good faith to reach mutual agreement, in each such party’s discretion, regarding a credit to be given by Purchaser to Kyndryl to reflect a reduced Repurchase Price for any Purchased Receivables (not subject to a Credit Risk Event) repurchased hereunder as the result of a Repurchase Event of the type set forth in Section 9.1(b), taking into account the difference between the Purchase Price originally paid by the Purchaser for any such Purchased Receivable and the Purchase Price that would have been payable if the Discount Period used in such calculation had ended on the applicable repurchase date.

5.In Section 11 of the Agreement (Termination Events), Section 11.1 is hereby amended by (a) deleting the phrase “IBM (prior to the Spin-Off Date),” each time it appears therein; (b) deleting subsections (n), (o) and (p) in their entirety (with no replacement); and (c) deleting each of subsection (h) and (l) therefrom and replacing each such subsection with the corresponding subsection set forth below (in the same location as the corresponding subsection being replaced):

(h) this Agreement (expressly including Section 13.19), any Participation Agreement or any Fee Letter shall cease to be a valid and binding obligation enforceable against each Person listed as a party hereto or thereto, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity and such failure, solely to the extent capable of cure, shall remain unremedied for five (5) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that if a Participation Agreement shall give rise to Purchaser Termination Event under this Section 11.1(h), Purchaser shall only be entitled to exercise its remedies under this Section 11.1 with respect to such Participation Agreement; provided, further, however (for the avoidance of doubt), the foregoing does not limit or modify the rights of Purchaser against Parent resulting therefrom pursuant to Section 13.19 and the guaranty by Parent under such section shall apply with equal force and effect to the obligations arising under or in connection with any such Participation Agreement, whether or not such Participation Agreement is enforceable against the applicable Seller;

(l) at any time, either (i) the long-term unsecured indebtedness credit rating of Parent is not at least BBB- or Baa3, as applicable, by either S&P or Moody’s or (ii) Parent has no long-term unsecured indebtedness credit rating by either S&P or Moody’s; or

6.Appendix A to the Agreement (Certain Defined Terms) is hereby amended to add each of the defined terms (and corresponding definitions) set forth below in its correct alphabetical location thereon and, where applicable, any prior definition for the same defined term is hereby deleted in its entirety and replaced with the new definition set forth below:

“Applicable Rate” means, for each Designated Receivable (i) if the final Payment Due Date for such Designated Receivable is not more than 1 year from the applicable invoice date and such Receivable is denominated in one of the Eligible Funding Currencies, subject to Schedule 4-A (following the chart thereon) and Schedule 4-B, the screen rate listed opposite such Eligible Funding Currency in Schedule 4-A determined by the Purchaser to be equal to the rate that results from interpolating on a linear basis between (A) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable,  the first  period higher than) the remaining tenor of the  relevant

Designated Receivable and (B) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable, the first period lower than) the remaining tenor of the relevant Designated Receivable and (ii) otherwise, the rate set forth in a written notice (including via email) provided by Purchaser to Seller, as determined in good faith by Purchaser based on independent references such as (by way of example) the applicable market rate at such time under zero-coupon bonds or other instruments and IMM swaps and futures contracts (giving effect to the applicable tenor and currency); provided, in no event shall the Applicable Rate (whether determined pursuant to the foregoing clause (i) or clause (ii)) be less than 0.00%.

“Approved Purchase Date” means, with respect to any calendar month, unless otherwise agreed in writing by Purchaser, either (i) the Business Day preceding the last Business Day of such calendar month (i.e., the second-to-last Business Day of such calendar month) or (ii) the Business Day in such calendar month expressly set forth as the “Approved Purchase Date” in the applicable Participation Agreement with respect to a particular Seller. For any Cut Off Date, the “related” Approved Purchase Date shall be the Approved Purchase Date occurring during the same calendar month.

“Buffer Period” means, with respect to any Seller, the number of days that is notified in writing (including by email) by Purchaser to such Seller at any time and from time to time (effective on and after the date of any such notification unless a new notification has been delivered with respect thereto), which notice by Purchaser shall supersede any “Buffer Period” set forth on the Seller Schedule, in any Participation Agreement or in any prior notice with respect to such Seller and shall apply notwithstanding anything to the contrary set forth herein or in any other Transaction Document. On the date hereof, the Buffer Period with respect to Kyndryl is 9 days.

“Cut Off Date” means, with respect to any calendar month during the Availability Period, either

(i) 23:00 (Madrid time) on the fourth Business Day prior to the end of such calendar month or as otherwise set forth in the applicable Participation Agreement with respect to any Seller other than Kyndryl or (ii) such other date during a calendar month as notified in writing (including by email) by Purchaser to Kyndryl or to any other Seller (if only applicable to such other Seller) at any time and from time to time (effective on and after the date of any such notification unless a new notification has been delivered by Purchaser with respect thereto); provided, that any such notice by Purchaser of a Cut Off Date hereunder shall supersede any “Cut Off Date” set forth in the foregoing clause (i), in any Participation Agreement or in any prior notice (as applicable to any particular Seller) and shall apply notwithstanding anything to the contrary set forth herein or in any other Transaction Document.

“Expected Reconciliation Date” means, with respect to any Designated Receivable, the Reconciliation Date first occurring at least three (3) Business Days after the Expected Payment Date for such Designated Receivable (or such earlier date as the parties may otherwise agree, but any use of an earlier date will not set a course of dealing in any respect).

“Reconciliation Advance Report” has the meaning set forth in Section 2.4(a)(i).

“Reconciliation Advance Report Date” means (i) the third (3rd) Business Day of each calendar month and (ii) the third (3rd) Business Day following the first Reconciliation Date of each calendar month.

“Reconciliation Date” means (i) the tenth (10th) day of each calendar month and (ii) the twenty- fifth (25th) day of each calendar month; provided, if either such day is not a Business Day, the next Business Day.

“Reconciliation Report” means the report provided by Kyndryl to Purchaser pursuant to Section 2.4(a) in form and substance mutually agreed by Kyndryl and Purchaser at any time and from time to time.

“Release” means, that certain release dated as of October 28, 2021 between IBM Credit LLC and Banco Santander S.A.

7.Schedule 1 to the Agreement (Addresses For Notices) is hereby amended by deleting it in its entirety and replacing it with Attachment I hereto.

8.Schedule 2 to the Agreement (Seller Schedule) is hereby amended by deleting the final column (Buffer Period) in its entirety (but such Seller Schedule shall otherwise remain unchanged).

9.Schedule 4-A to the Agreement (Currency and Interest Rate Information) is hereby amended by deleting it in its entirety and replacing it with Attachment II hereto.

10.Schedule 7 to the Agreement (Purchaser Accounts) is hereby amended by deleting it in its entirety and replacing it with Attachment III hereto.

C.Representations and Warranties. Each of Parent and Kyndryl hereby represents and warrants as of the Amendment Effective Date as follows:

1.Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in the Agreement and each other Transaction Document (including, without limitation, each Participation Agreement executed on or prior to the date hereof) are true and correct on and as of the date hereof, as though made on the date hereof (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

2.To the extent that notice to or the consent, acceptance, acknowledgement or approval of any Seller (other than Kyndryl) is required pursuant to the applicable Participation Agreement to which it is party to effectuate any amendment to or modification of the Agreement, as incorporated by reference into such Participation Agreement, such Seller has received such notice or provided such consent, acceptance, acknowledgement or approval (collectively, the “Required Consents”) and Kyndryl is executing this Agreement on behalf of itself and each such other Seller. Kyndryl will provide a copy of this Agreement to each other Seller (whether or not consent hereto is required by any such other Seller).

3.Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in subsections (b) though (i) of Section 6.1 of the Agreement are true and correct with respect to Parent in connection with its obligations under Section 13.19 of the Agreement, as if each reference in such representations and warranties to “Seller” were a reference to “Parent” for purposes hereof.

4.Each of Parent, Kyndryl and each other Seller has the organizational power and authority to execute (if applicable) and be bound by the terms and provisions of this Amendment (and any applicable Required Consent to which any other Seller is a signatory) and each of them has taken all necessary organizational action to authorize and approve the execution and delivery (to the extent applicable) and performance of this Amendment and the Agreement, as amended hereby (and, in the case of each Seller other than Kyndryl, as the Agreement, as amended hereby, is incorporated into the Participation Agreement to which it is a party), and the foregoing constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

5.No Triggering Event, Purchaser Termination Event, or event that with the giving of notice, or lapse of time or both would give rise to a Triggering Event or Purchaser Termination Event has occurred, in each such case, both immediately before and immediately after giving effect to this Amendment.

6.	No Insolvency Event has occurred with respect to Parent, Kyndryl or any other Seller.
D.	Additional Terms. The parties hereto further agree to the following terms.

1.This Amendment shall be effective solely for the specific purpose for which it is given and shall not create a course of dealing between the parties in any respect. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Purchaser under the Agreement, any Participation Agreement, or any other Transaction Document. Except for the amendments to the Agreement expressly set forth herein (and as the Agreement, as amended hereby, is incorporated by reference into each Participation Agreement), the Agreement, each Participation Agreement and each other Transaction Document shall remain unchanged and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

2.Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement, and each reference in any Participation Agreement or any other Transaction Document to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified and amended hereby.

3.This Amendment, and the terms and provisions hereof, the Agreement (as amended hereby) and the other Transaction Documents (after giving effect to this Amendment) constitute the entire understanding and agreement between the parties hereto or thereto with respect to the subject matter hereof and thereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written. The terms and provisions of this Amendment shall prevail over any conflicting terms of any other Transaction Document.

4.Each of Parent and Kyndryl, on behalf of itself and each other Seller, hereby (i) reaffirms its obligations under each Transaction Document to which it is a party after giving effect to the terms and provisions of this Amendment and (ii) ratifies and reaffirms the validity, enforceability, perfection and first priority ownership interest of the Purchaser in, to and under each Purchased Receivable transferred pursuant to the Agreement or any Participation Agreement, as applicable.

5.If any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.SECTIONS 13.9, 13.10 AND 13.11 OF THE AGREEMENT (GOVERNING LAW, SUBMISSION TO JURISDICTION AND WAIVER OF JURY TRIAL) ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS AS IF SET FORTH IN FULL HEREIN.

7.This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BANCO SANTANDER S.A., as Purchaser

By: /s/Anita Martinez

Name: Anita Martinez

Title:

By: /s/Gerardo Revilla Varas

Name: Gerardo Revilla Varas

Title:

Signature Page to First Amendment to Amended and Restated Receivables Purchase Agreement

KYNDRYL, INC., as Seller

By: /s/ Evan Barth

Name: Evan Barth

Title: Assistant Corporate Secretary

Kyndryl Holdings Inc., solely for purposes of Section 13.19 of the Receivables Purchase Agreement, as Parent

By: /s/ Evan Barth

Name: Evan Barth

Title: Assistant Corporate Secretary

Signature Page to First Amendment to Amended and Restated Receivables Purchase Agreement